                                                                      (d)(5)

                          INVESTMENT ADVISORY AGREEMENT

                  This Investment Advisory Agreement is made as of the __________ day of _______________, 1999, by and between VANTAGEPOINT INVESTMENT ADVISERS, LLC, a Delaware limited liability company (hereafter "Client"), and CAPITAL GUARDIAN TRUST COMPANY, a California corporation, with offices at 333 South Hope Street, Los Angeles, California 90071 (hereafter "Sub-Adviser") and is effective as of March 1,1999 (the "Effective Date").

                  WHEREAS, the Vantagepoint Funds (the "Funds") is a Delaware Business Trust registered as an open-end management investment company under the Investment Company Act of 1940;

                  WHEREAS, Client is party to an Investment Adviser Agreement with the Funds for management of the investment operations of the Funds including the establishment and operation of investment portfolios for the Funds and the entering into of contracts with sub-advisers to assist in managing the investment of the Funds property;

                  WHEREAS, Client and Sub-Adviser wish to enter into an agreement pursuant to which Sub-Adviser will provide such assistance to Client.

         AGREEMENTS:

                  In consideration of the performance by the Sub-Adviser as Investment Sub-Adviser of certain assets of the Vantagepoint International portfolio of the Funds, the Client has authorized the Sub-Adviser to manage the securities and other assets as follows:

1.                ACCOUNT

                  The account with respect to which the Sub-Adviser shall perform its services shall consist of those assets of the Funds which the Client determines to assign to an account with the Sub-Adviser, together with all income earned by those assets and all realized and unrealized capital appreciation related to those assets (hereafter "Account"). From time to time, the Client may, upon notice to the Sub-Adviser, make additions to the Account and may, upon reasonable advance notice to the Sub-Adviser, make withdrawals from the Account.

2.                APPOINTMENT STATUS, POWERS OF SUB-ADVISER

                  (a) Purchase and Sale. Client hereby appoints Sub-Adviser to manage the Account on the terms and conditions set forth in this Agreement. Subject to the restrictions set forth in this Agreement, and acting always in conformity with the Investment Policies provided in Paragraph 4, Sub-Adviser shall supervise and direct investment of the Account. Client hereby grants the Sub-Adviser complete, unlimited and unrestricted discretion and authority to select portfolio securities with respect to the Account including the power to acquire (by purchase, exchange, subscription or otherwise), to hold and dispose (by sale, exchange or otherwise). The Sub-Adviser will consult with Client, upon the request of the Client, concerning any transactions it makes with respect to the investment of the Account.

                  (b) Limitation on Authority. Except as expressly authorized herein or hereafter from time to time, Sub-Adviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent the Client or the Funds in any way or otherwise to be an agent of the Client or the Funds.

                  (c) Voting. Unless otherwise instructed by Client, Sub-Adviser shall have discretion to take any action or render any advice with respect to the voting of shares or the execution of proxies solicited from time to time by, or with respect to, the issuers of securities held in the Account. Sub-Adviser will report annually to Client regarding such voting, provided, however, Client may terminate Sub-Adviser's discretion as above by providing written notice to Sub-Adviser.

                  (d) Key Personnel. Sub-Adviser agrees that the following key personnel have primary responsibility with respect to the investment management of the Account. If the(se) individual(s) is unable to devote sufficient time to maintain primary responsibility of the Account, the Sub-Adviser must give Client written advance notice if practicable, or prompt notice within three (3) business days, of the name of the person designated by the Sub-Adviser to replace or supplement the individual(s). In addition, the Sub-Adviser will give Client prompt written notice of the replacement of any employee of the Sub-Adviser who has direct supervisory responsibility for the key personnel or who has responsibility for setting investment policy.

         Key Personnel:
                                    Donnalisa Barnum
                                    Ted Samuels
                                    Gene Stein
                                    Bryan Jacobowski
                                    Michael Ericksen
                                    David Fisher

3.                ACCEPTANCE OF APPOINTMENT

                  Sub-Adviser accepts the appointment as an investment Sub-Adviser and agrees to use its best efforts and professional judgment to make timely investment transactions for the Client with respect to the investments of the Account, and to provide the other services required of the Sub-Adviser under the provisions of this Agreement.

4.                INVESTMENT POLICIES

Investment Objectives. The Sub-Adviser will adhere to the investment objectives, guidelines, restrictions, and liquidity requirements of the Funds as specified by the Client on SCHEDULE A hereto, and as restated or modified from time to time by the Client in advance written notice to the Sub-Adviser of at least ten
(10) business days, subject to the Sub-Adviser's review.

                  (b) Funds' Agreement and Declaration of Trust. The Sub-Adviser will adhere to all applicable provisions established in the Funds' Agreement and Declaration of Trust and Registration Statement as filed with the Securities and Exchange Commission on Form N-1A ("Registration Statement) as are identified to be the Sub-Adviser's specific duties under the Fund Compliance Manual (if any) or as mutually agreed upon between Client and Sub-Adviser, all of which are hereby incorporated by reference and made a part of this Agreement. The Client shall give written notice to the Sub-Adviser of any amendments to the Agreement and Declaration of Trust or Registration Statement, which amendments, upon their receipt and acknowledgement by the Sub-Adviser, shall be binding on the Sub-Adviser.

                  (c) Investment Sub-Adviser Guidelines. The Sub-Adviser shall act in accordance with the specific statement of Investment Sub-Adviser Guidelines, SCHEDULE B, as restated or modified from time to time by the Client in written notice to the Sub-Adviser. The Client retains the right, on advance written notice to the Sub-Adviser, to modify any such objectives, guidelines, restrictions, and liquidity requirements in any manner at any time.

                  (d) Conflict in Policies. If a conflict in policies or guidelines referenced herein occurs, the Registration Statement shall govern for purposes of this Agreement.




                                             VIA Fund Guidelines - March 1, 1999

5.                CUSTODY, DELIVERY, RECEIPT OF SECURITIES

                  (a) Custody Responsibilities. The Client shall designate one or more custodians to hold the Account. The Custodian, as designated by the Client will be responsible for the custody, receipt and delivery of securities and other assets of the Funds (including the Account), and the Sub-Adviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Funds (including the Account). In the event that any cash or securities of the Funds are delivered to the Sub-Adviser, it will promptly deliver the same over to the Custodian, in the name of the Funds.

                  (b) Securities Transactions. All securities transactions for the Account will be consummated by payment to or delivery by the Funds of cash or securities due to or from the Account or in accordance with local market practices. The Sub-Adviser will notify the Custodian of all orders to brokers for the Account by 9:00 am EST on the day following the trade date and will affirm the trade within one (1) business day after the trade date (T+1).

6.                RECORD KEEPING AND REPORTING

                  (a) Records. Sub-Adviser will maintain proper and complete records relating to the furnishing of services under this Agreement, including records with respect to the acquisition, holding and disposition of securities for Client. All records maintained pursuant to this Agreement shall be subject to examination by Client and by persons authorized by it at all times upon reasonable notice. Except as expressly authorized in this Agreement or as required by applicable law, regulation or order of court or as directed by other party in writing, Sub-Adviser and Client shall keep confidential the records and other information obtained by reason of this Agreement (including, with respect to Client, the investment information and transactions executed by Sub-Adviser). Upon termination of this Agreement, Sub-Adviser shall promptly, upon demand, return to Client all records Client reasonably believes are necessary in order to discharge its responsibilities to the Funds. Sub-Adviser shall be entitled to retain originals or copies of records pursuant to the requirements of applicable laws or regulations.

                  (b) Quarterly Valuation Reports. Sub-Adviser shall use best efforts to provide to the Client within TEN (10) business days after the end of each calendar quarter a statement of the fair market value of the Account as of the close of such quarter together with an itemized list of the assets in the Account.

                  (c) Valuation Methodology. For purposes of this Agreement, fair market value shall be determined as per the provisions of Schedule C.

                  (d) Loss Reimbursement. Sub-Adviser shall reimburse the Account for any material loss caused by Sub-Adviser's breach of the standard of care set forth in Section 12 that directly and proximately causes delay in the accurate daily pricing of the Fund(s), providing such material loss was not the result of action or inaction of other service providers to the Client or the Fund in failing to observe the instructions of the Sub-Adviser. It is expressly understood that Sub-Adviser has no responsibility with respect to the daily pricing of the Fund(s).

                  (e) Monthly Reports. Sub-Adviser shall provide the Client an itemized report as to the securities in the account, the fair market value thereof and the accrued income thereon within TEN (10) business days after the end of each Calendar Month. The Sub-Adviser shall also use best efforts to provide, in writing, preliminary performance numbers within FIVE (5) business days after the end of each Calendar Month. A brief explanation of such results will be provided quarterly. The requested format will be as mutually agreed by Sub-Adviser and Client.


                                             VIA Fund Guidelines - March 1, 1999

                  (f) Reports on Request. Sub-Adviser shall provide to Client promptly upon request any information available in the records maintained by Sub-Adviser relating to the Account.

7.                PURCHASE AND SALE OF SECURITIES

                  (a) Selection of Brokers. Except to the extent otherwise instructed by Client, (it being understood that Client may direct portfolio transactions for which Sub-Adviser is responsible to any broker that Client may see fit, subject to best execution), Sub-Adviser shall place all orders for the purchase and sale of securities on behalf of the Client with brokers or dealers selected by Sub-Adviser, but not with a person affiliated with Sub-Adviser, as the term "affiliated person" is defined in the Investment Company Act of 1940 (hereafter an "Affiliate"). Client shall provide a list of "Affiliated Persons" of Client which Sub-Adviser may rely upon.

                  (b) Best Execution. In placing such orders, the Sub-Adviser will give primary consideration to obtaining the most favorable price and efficient execution. In evaluating the terms available for executing particular transactions for Client and in selecting brokers and dealers to execute such transactions, the Sub-Adviser may consider, in addition to commission cost and execution capabilities, the financial stability and reputation of brokers and dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by brokers and dealers. Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Sub-Adviser determines that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer in discharging responsibilities with respect to the Account.

                  (c) Bunching Orders. Client agrees that Sub-Adviser may aggregate sales and purchase orders of Account with similar orders being made simultaneously for other accounts managed by Sub-Adviser, if in Sub-Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to the Account over a reasonable period of time, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. Client acknowledges that the determination of such economic benefit to Client by Sub-Adviser represents Sub-Adviser's evaluation that client is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors over a reasonable period of time.

8.                INVESTMENT FEES

                  (a) Fee Schedule. The compensation of the Sub-Adviser for its services under this Agreement shall be calculated and paid by the Client from the assets of the Account in accordance with SCHEDULE C hereto. The Sub-Adviser shall send a written invoice to the Client within 30 days of the quarter end and shall be duly compensated from the assets of the Account.

                  (a) Fee Computation. The Sub-Adviser's fee for each calendar quarter shall be calculated as provided in SCHEDULE C.

(c) Fee Amendment. Fee rates may be changed from time to time by agreement between the Client and the Sub-Adviser; provided, however, that no increase in such rates shall be made during the first calendar year of this Agreement.

                  (d) Pro Rata Fee. If the Sub-Adviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the ending market value of the Account in the month in which the termination occurs and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Sub-Adviser hereunder.


                                             VIA Fund Guidelines - March 1, 1999

9.                BEST EFFORTS;  NON-EXCLUSIVITY OF SERVICES

                  The Sub-Adviser shall devote its best efforts and such time as it deems necessary to provide prompt and expert service to the Client. The services of Sub-Adviser to be provided to Client hereunder are not to be deemed exclusive and Sub-Adviser shall be free to provide similar services for its own account and the accounts of other persons and to receive compensation for such services. Client acknowledges that Sub-Adviser and its members, Affiliates and employees, and Sub-Adviser's other clients may at any time, have, acquire, increase, decrease, or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Client. Sub-Adviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement simply because Sub-Adviser, its directors, members, Affiliates or employees invest in such a position for its or their own accounts or for the account of another client.

10.               INSIDER TRADING POLICIES AND CODE OF ETHICS

                  Sub-Adviser hereby represents that it has adopted policies that meet the requirements of Rule 17j-1 under the Investment Company Act of 1940. Copies of such policies shall be delivered to the Client upon request, and any violation of such policies by personnel of the Sub-Adviser shall be reported to the Client.

11.               INSURANCE

                  At all times during the term of this Agreement, Sub-Adviser shall maintain, at its own cost and expense, professional liability insurance for errors, omissions, and negligent acts, in an amount and with such terms as are reasonable within the financial services industry for an investment adviser managing the amount of aggregate assets managed by Sub-Adviser for Client and for the Sub-Adviser's other clients.

12.               LIMITATION ON LIABILITY AND INDEMNIFICATION

                  Notwithstanding anything to the contrary herein, in the absence of willful misconduct, bad faith, or gross negligence in the performance of its obligations and duties under this Agreement, the Sub-Adviser shall not be subject to liability to Client or any shareholders of Client or any other person for any act or omission in the course of rendering services under this Agreement or for losses sustained in connection with the matters to which this Agreement relates. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client may have under federal or state securities laws.

                  Sub-Adviser agrees to indemnify and hold harmless Client, any affiliated person within the meaning of Section 2(a)(3) of the Investment Company Act of 1940 ("affiliated person" and the "1940 Act", respectively) of Client (other than the Sub-Adviser) and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933 (the "1933 Act"), controls the Client ("controlling person") against any an all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which the Client, or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Investment Advisers Act of 1940 (the "Advisers Act"), or under any other statute, at common law or otherwise, which may be based upon the willful misconduct, bad faith or gross negligence by the Sub-Adviser, provided, however, that no indemnity by the Sub-Adviser is required for any matter which requires the Client to provide an indemnity under the paragraph directly below.




                                             VIA Fund Guidelines - March 1, 1999

                  Client agrees to indemnify and hold harmless Sub-Adviser, its affiliates and their respective directors, officers, employees and affiliated persons and controlling persons (collectively, the "Indemnified Sub-Adviser Parties") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Indemnified Sub-Adviser Parties may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise, which does not require the Sub-Adviser to provide an indemnity under the paragraph directly preceding this one, provided that none of the Indemnified Sub-Adviser Parties has acted in a manner that involves willful misconduct, bad faith or negligence in the performance of its duties and obligations under this Agreement or under any law applicable to Sub-Adviser.

13.               TERM

                  This Agreement shall be in effect for an initial term of two years beginning on the Effective Date. This Agreement may be renewed thereafter for successive one-year periods if such renewal is approved annually by the majority of those members of the Funds' Board of Directors who are not "interested persons" as that term is defined in the Investment Company Act of 1940.

14.               TERMINATION

                  This Agreement may be terminated by either party hereto, without the payment of any penalty, immediately upon notice to the other in the event of a breach of any provision thereof by the party so notified, or otherwise by Sub-Adviser upon sixty (60) days' written notice to the Client or by Client upon 30 days' written notice to Sub-Adviser, except that this Agreement shall automatically terminate in the event of its assignment, as provided in Paragraph 19, at the discretion of the Client in the event of Sub-Adviser's ownership change as provided in Paragraph 19, or upon the termination of the Funds. Any termination in accordance with the terms of this Agreement shall not cause the payment of any penalty. Any such termination shall not affect the status, obligations or liabilities of any party hereto to the other.

15.               REPRESENTATIONS

                  (a) Sub-Adviser hereby confirms to Client that Sub-Adviser is a "bank" under Section (202)(a)(2) of the Investment Advisers Act of 1940, and is therefore exempt under that Act from the registration and annual Form ADV filing requirements for investment advisers, that it has full power and authority to enter into and perform fully the terms of this Agreement, and that the execution of this Agreement on behalf of Sub-Adviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Sub-Adviser in accordance with its terms.

                  (b) Client hereby warrants and represents to Sub-Adviser that
(a) it has obtained all applicable licenses, permits, registrations and approvals that may be required in order to serve in its designated capacities with respect to the Funds, and shall continue to keep current such licenses, permit, registrations and approvals for so long as this Agreement is in effect;
(b) it is not prohibited by the 1940 Act or other applicable laws and regulations from performing the services contemplated by this Agreement; (c) it will immediately notify that Sub-Adviser of the occurrence of any event that would disqualify it from serving in its designated capacities with respect to the Funds; and (d) this Agreement has been duly and validly authorized, executed and delivered on behalf of Client and is a valid and binding agreement of the Client enforceable in accordance with its terms .




                                             VIA Fund Guidelines - March 1, 1999

16.               NOTICES

                  Notices or other notifications given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to the party at its address listed below in person or by telex or telecopy receipt of which is confirmed or by mail or by registered mail, return receipt requested. The addresses of the parties are:

                                    CLIENT:
                                    Vantagepoint Investment Advisers, LLC
                                    Attention:       Legal Department
                                    c/o ICMA Retirement Corporation
                                    777 North Capitol Street, NE, Ste. 600
                                    Washington, D.C. 20002-4240

                                    SUB-ADVISER:
                                    Capital Guardian Trust Company
                                    333 South Hope Street
                                    Los Angeles, California 90071
                                    Attention:  Treasurer

                  Each party may change its address by giving notice as herein required.

17.               SOLE INSTRUMENT

                  This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

18.               WAIVER OR MODIFICATION

                  No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof.

19.               ASSIGNMENT AND OWNERSHIP CHANGE

                  This Agreement shall automatically terminate in the event of its assignment. Sub-Adviser agrees to provide immediate written notice in the event of an ownership change. Such an ownership change will entitle, but not require, the Client to terminate the Agreement immediately or upon notice.

20.               USE OF NAME

                  The parties agree that the name "Capital Guardian Trust Company", the names of the Sub-Adviser's affiliates within the Capital Group Companies, Inc., and any derivative or logo or trade or service mark, are valuable property of the Sub-Adviser and its affiliates are the valuable property of the Sub-Adviser and its affiliates. Except as may otherwise be required by applicable law or regulation, the Funds and the Client shall have the right to use such name(s), derivatives, logos, trade or service marks only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld so long as this Agreement is in effect. Upon termination of this Agreement, the Funds and the Client shall forthwith cease to use such name(s), derivatives, logos, trade or service marks. The Funds and the Client agree that they will review with the Sub-Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Sub -Adviser so that the Sub-Adviser may review the context in which it is referred to, it being agreed that he Sub-Adviser shall have no responsibility to ensure the adequacy of




                                             VIA Fund Guidelines - March 1, 1999
the form or content of such materials for purposes of the 1940 Act or other applicable laws and regulations. If the Funds or the Client makes any unauthorized use of the Sub-Adviser's name(s), derivatives, logos, trade or service marks, the parties acknowledge that the Sub-Adviser shall suffer irreparable harm for which monetary damages are inadequate, and thus the Sub-Adviser shall be entitled to injunctive relief.

21.               COUNTERPARTS

                  This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

22.               CHOICE OF LAW

                  This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws.

23.               YEAR 2000 READINESS

                  Adviser represents that it has taken, and during the term of this Agreement will continue to take, commercially reasonable steps designed to ensure that all mission-critical software or other information technology used by Adviser in the performance of Adviser's obligations under this Agreement will be Year 2000 compliant in all material respects prior to the end of 1999. Adviser represents that it has taken or is taking steps to obtain assurances from its major service providers that similar efforts were or are being made by those service providers. Adviser further represents that it will continue periodically to update Client, upon request, on its Year 2000 readiness efforts.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON March 1, 1999, and make it effective on the date set forth.

CLIENT                                    SUB-ADVISER
Vantagepoint                              Capital Guardian Trust Company
Investment Advisers, LLC

by:                                       by:

/s/ GIRARD MILLER                         /s/ MICHAEL BURIK
-----------------------------             -------------------------------
(signature)                               (signature)

President                                 Vice President
-----------------------------             -------------------------------
(name, title)                             (name, title)


Date:                                     Date:




                                             VIA Fund Guidelines - March 1, 1999

                      ADDENDUM DATED March 1, 1999 TO THE
               INVESTMENT ADVISORY AGREEMENT DATED March 1, 1999

This addendum modifies and forms a part of the Investment Advisory Agreement (the "Agreement") dated March 1 1999, between Vantagepoint Investment Advisers, LLC, a Delaware corporation ("Client"), and Capital Guardian Trust Company ("Adviser"), relating to the Vantagepoint Funds ("VF").

All terms used in this Addendum have the same meaning given to them in the Agreement unless specifically noted otherwise.

1. The assets of the Account to be managed by the Adviser under the Agreement and this Addendum are assets of the International Fund (the "Fund"), a portfolio of VF. For purposes of Section 8 (Fees) and Schedule C, all payments due to Adviser shall be solely made from the assets of the Fund.

2. All references in the Agreement and this Addendum to the Investment Policies to be followed by Adviser in managing the assets of the Fund are hereby deemed to include the Investment Policies set forth in the Agreement and any Schedules to the Agreement, as well as the Fund's current prospectus and statement of additional information as on file with the Securities and Exchange Commission. This paragraph is not intended to supersede Section 4 of the Agreement.

3. The activities of the Client and the Adviser in managing the assets of the Fund pursuant to the Agreement and this Addendum shall in all instances be conducted subject to the supervision and direction of the Board of Directors of VF.

4. For purposes of Sections 8 (Fees), 12 (Limitation on Liability and Indemnification), 13 (Term), 14 (Termination), 15 (Representation), 16 (Notices), 18 (Waiver or Modification), 19 (Assignment and Ownership Change), and 23 (Year 2000 Readiness) of the Agreement, as well as for purposes of Schedule C of the Agreement, VF is hereby made a party to the Agreement and shall be entitled to all notices, protections and rights set forth in those Sections and in Schedule C to which Client is entitled.

5. For purposes of the Agreement and this Addendum, Client and Adviser hereby agree to maintain all books and records relating to VF that are required to be maintained in accordance with good practice, applicable federal and state securities laws, including the Investment Company Act of 1940 and or the Investment Advisers Act of 1940, and such reasonable instructions as shall be provided to Adviser by Client from time to time.

6. Adviser shall furnish Client and the Board of Directors of VF such periodic and special reports and information as either of them may reasonably request, including such information as shall be reasonably necessary to evaluate the terms of any advisory agreement between Client and Adviser with respect to assets of VF.

7. For purposes of the Agreement and this Addendum, the value of the assets of the Fund managed by Adviser shall be calculated in accordance with the procedures for determining net asset value per share ("NAV") set forth in the Fund's prospectus and statement of additional information.

8.  Section 6 is hereby amended as follows:

    a. 6(a) is amended beginning on line 8 and ending on line 9 by deleting the parentheses and all language with in the parentheses;
    b.  6(b) is deleted in its entirety;




                                             VIA Fund Guidelines - March 1, 1999

    c.  6(c) is deleted;
    d.  6(d) is changed to 6(b); and
    e.  6(e) is deleted and 6(f) is changed to 6(c).

9. Section 8, Investment Fees, is amended by deleting 8(b) and 8(c) in their entirety and by redesignating 8(d) as 8(b).

10. Section 15, Representations, is amended by the insertion of 15(c) below:

       "(c) Adviser hereby acknowledges that VF is registered as an open end investment company under the Investment Company Act of 1940 and is subject to taxation as a regulated investment company under the Internal Revenue Code; Adviser hereby represents that it is familiar with the requirements of such laws and the rules and regulations thereunder.

                                   SCHEDULE A
                             THE VANTAGEPOINT FUNDS

                               INTERNATIONAL FUND

                        STATEMENT OF INVESTMENT POLICIES

These Investment Policies and Guidelines have been adopted by the Vantagepoint Funds (the "Funds") to govern the management and administration of the International Fund by Vantagepoint Investment Advisers, LLC ("VIA"). They may be reviewed and revised at the discretion of the Directors of the Vantagepoint Funds (the "Directors"). VIA is responsible for the monitoring and appointment of subadvisers to handle the day-to-day investment of assets assigned to them.

I.       GENERAL DESCRIPTION AND GOALS

         The International Fund seeks long-term growth of capital by investing at least 65% of its total assets in securities of companies whose principal place of business is located in countries other than in the United States. The Fund will invest primarily in equity securities, however, debt securities of foreign governments and private issuers are permitted. The Fund may invest in securities payable in any currency and may hold foreign currency.

II.      STRUCTURE

         The assets of the International Fund shall be managed by two or more subadvisers. The subadvisers may be retained to manage separate accounts under discretionary investment advisory contracts. Each subadviser will be selected for its individual investment management expertise and each will operate independently of the others. Each subadviser must either be registered with the Securities and Exchange Commission (SEC) under the Investment Advisers Act of 1940 or a Bank, Insurance Company or Trust Company exempt as such from registration.

         Each subadviser shall exercise complete management discretion over assets of the Fund allocated to its account in a manner consistent with these Investment Policies and Guidelines and with such further investment limitations and conditions as may be recommended by VIA and approved by the Directors. Subadvisers will be obligated to manage Fund assets as if they were subject to the fiduciary duty of care that applies under the Employee Retirement Income Security Act of 1974 (ERISA) governing pension and profit sharing assets.




                                             VIA Fund Guidelines - March 1, 1999

III.     INVESTMENT Strategy

         VIA shall select subadvisers that represent a variety of portfolio management approaches and investment disciplines. These investment approaches will be combined in a complementary manner to effectively achieve the investment objective of the Fund. The Fund as a whole will be more diversified than each individual subadviser's portfolio.

         Investment philosophies incorporated in the International Fund may include "top-down" approaches which focus on macro-economic and political events. Judgment, quantitative models and purchasing power parity models are among the factors used to identify currencies and markets that are overvalued or undervalued relative to the U.S. dollar. The Fund subadvisers may also use "bottom-up" strategies which emphasize company and industry dynamics. The future prospects of growth in earnings per share, security valuation and dividend considerations of companies will be among the investment criteria of those subadvisers. Investments may include:

              - non-U.S. and U.S. equity securities of large-, mid- and small-cap companies,
              -      equity securities in emerging markets,
              - securities issued by companies that are "distressed" or "out of favor",
              -      futures contracts.

         The Fund's performance may be significantly affected by changes in foreign currency exchange rates.

         Certain of the above strategies are not permitted or their use is limited under the Investment Guidelines for the individual subadvisers.

IV.      PERFORMANCE BENCHMARKS

         Performance benchmarks will be established for the Fund. These benchmarks will be recommended by VIA and adopted by the Directors and will be reviewed and revised as appropriate from time to time. The current performance benchmarks for the Fund are appended to this document as Exhibit I.

V.       DIRECTOR REVIEW

         VIA will report periodically to the Directors on performance of the Fund against benchmarks and on subadviser results and will evaluate for the Directors the overall performance of the Fund relative to its objectives. The Directors will consider such reports and other relevant factors in appraising the investment objectives and performance of the Fund.

                              INVESTMENT GUIDELINES

I.       ELIGIBLE INVESTMENTS

         A. Equity Securities: Foreign and domestic common stock (including shares of closed-end funds) or ordinary shares, preferred stock, common stock equivalents (units of beneficial interest), American Depository Receipts, convertible preferred stocks, warrants, and other rights.

         B. CASH/CASH EQUIVALENTS: Foreign and domestic fixed income obligations with maturity less than one year, or short term accounts managed by a custodian institution.

         C. FIXED INCOME: Foreign and domestic fixed income and convertible fixed income securities with maturities greater than one year.

         D.       FINANCIAL FUTURES: Equity index and currency futures.

         E. ELIGIBLE PRACTICES: There are no restrictions on subadvisers as to the following:

                           -        Portfolio turnover.

                           -        Realized gains and losses.

         F.       Eligible investment limits

                                                     MINIMUM         NORMAL RANGE          MAXIMUM
                                                     -------         ------------          -------
                 Non-U.S. equity securities          65%             85-100%               100%
                 U.S. equity securities              0%              0-15%                 35%
                 Cash and cash equivalents           0%              0-15%                 35%
                 Fixed income securities             0%              0-10%                 25%
                 Convertible securities              0%              0-15%                 25%

II.      PROHIBITED PRACTICES AND SECURITIES

         A.       Short sales

         B.       Options

         C.       Commodities (excluding financial and currency futures)

         D.       Securities for which there is no established trading market.

         E. Securities issued by the subadviser of the Fund or its affiliates.

         F.       General partner interests.

         G. Direct investments in oil, gas, or other mineral exploration or development programs.

         H. Direct investments in real estate or interests in real estate; this does not preclude investment in purchases of securities of real estate investment trusts and other companies holding real estate or interests in real estate.

         I. Commingled funds; this does not preclude investment in mutual funds up to 10% of the Fund's market value at the time of purchase.

         J. Acquisition of securities that would cause exposure to a single industry to exceed 25% of the Fund's market value at the time of purchase.

         K. In the absence of prior consent of VIA, acquisition securities of an issuer that would cause more than 5% of the Fund to be invested in such securities.

         L. In the absence of prior consent of VIA, acquisition of more than 5% of the outstanding shares of any class of equity securities.

III.     SECURITIES AND PRACTICES NOT OTHERWISE MENTIONED

         Any securities or practices not enumerated in Section I or Section II of these Investment Guidelines may be acquired or employed, as the case may be, but only if explicitly approved in advance by VIA.

IV.      SECURITIES LENDING

         Nothing herein shall prevent loans of securities in the International Fund pursuant to an established securities lending program conducted by the Fund's custodian.

                                    EXHIBIT I
                                     TO THE
               STATEMENT OF INVESTMENT POLICIES AND GUIDELINES OF
                             THE INTERNATIONAL FUND

                                  MARCH 1, 1999

The following standards will be used to measure the performance of the International Fund:

A.       BENCHMARKS

         1. The performance benchmark for the Fund is the MSCI EUROPE, AUSTRALIA, AND FAR EAST (EAFE) INDEX. This benchmark will be used to measure the Fund's performance net of subadviser fees.

         2. A peer group benchmark for the Fund will consist of mutual funds with characteristics similar to the Fund. The peer group will be used to measure the Fund's performance relative to other funds with a similar investment approach. The peer group benchmark will measure Fund performance net of all fees and expenses except for plan administration fee.

         3. The Lipper International Index, selected by Lipper Analytical Services, will serve as the performance benchmark for participant returns, net of all fees and expenses. In assessing performance against this benchmark, it will be taken into consideration that Lipper Analytical Services may change the composition of the Index.

B.       TIME HORIZON

         The time horizon for performance measurement will be one, three, and five years.

         One Year:
         Performance relative to any benchmark established for the International Fund will vary widely over one-year periods; such variance over short time periods is expected and acceptable. However, if such variance is determined to be caused by systemic issues, action may be appropriate.

         Three and Five Years:
         Performance of the International Fund should track market and universe benchmarks more closely as the evaluation period lengthens. The ideal performance objective for the International Fund is to exceed the returns of all relevant benchmarks; however, shortfalls over various time periods should be expected in some cases. Underperformance against a single benchmark over an extended period may be acceptable, particularly if other benchmarks have been exceeded.

C.       INVESTMENT CHARACTERISTICS

         The Fund may have investment characteristics which differ from the general international equity market as measured by the MSCI EAFE index. Because of the broad mandate given subadvisers in the International Fund, investment characteristics may be expected to vary widely. However, the beta of the Fund may be higher than the MSCI EAFE Index.

                                   SCHEDULE B
                      VANTAGEPOINT INVESTMENT ADVISERS, LLC

                              GROWTH & INCOME FUND

                              INVESTMENT GUIDELINES
                                       FOR

                         CAPITAL GUARDIAN TRUST COMPANY

                                  MARCH 1, 1999

Capital Guardian Trust Company seeks to achieve long-term growth of capital and income. Capital Guardian's investment approach is a blend of value and growth, offering the opportunity for superior returns primarily through stock selection, including special situations.

A team methodology is used to manage the portfolio, which allows the portfolio managers to run concentrated portfolios. Since the managers and research analysts have different areas of expertise, the overall portfolio is well diversified.

The firm uses only its own, independent research. The managers focus on a long-term outlook (four to five years) that allows them to take advantage of short-term price moves.

I.       ELIGIBLE INVESTMENTS

         A. EQUITY SECURITIES: Common stock, preferred stock, common stock equivalents (units of beneficial interest), American Depository Receipts, convertible preferred stocks, warrants, and other rights.

         B. CASH/CASH EQUIVALENTS: Fixed income obligations with maturities less than one year, or short term accounts or securities managed by the custodian institution.

         C. FIXED INCOME: Fixed income and convertible fixed income securities with maturities greater than one year.

         D.       ELIGIBLE INVESTMENT LIMITS:

                                                           MINIMUM            NORMAL RANGE            MAXIMUM
                                                           -------            ------------            -------
                  Equity securities                         65%                 80%-100%                100%
                  Cash and cash equivalents                  0%                  0%-10%                  15%
                  Fixed income securities                    0%                  0%-10%                  15%

II.      PROHIBITED PRACTICES AND SECURITIES

         A.       Short sales.

         B.       Options.

         C.       Commodities (including financial futures).

         D.       Securities for which there is no established trading market.

         E.       Foreign securities unless listed and traded in the U.S.

         F. Margin purchases and other forms of borrowing; granting of pledges or other security interests in assets of the portfolio; use of futures to obtain market leverage.

         G.       Securities offered by the Adviser or its affiliates.

         H.       General partner interests.

         I. Direct investments in oil, gas, or other mineral exploration or development programs.

         J. Direct investments in real estate or interests in real estate; this does not preclude investment in purchases of securities of real estate investment trusts and other companies holding real estate or interests in real estate.

         K. Acquisition of securities of an issuer that would cause more than 5% of the portfolio at the time of purchase to be invested in such securities.

         L. Acquisition of more than 5% of the outstanding stock of any issuer.

         M. Acquisition of securities that would cause exposure to a single industry to exceed 25% of the portfolio at the time of purchase.

         N.       Commingled and registered mutual funds.

         Exceptions to the above listed eligible investments and prohibited securities or practices may be permitted with prior consent from VIA.

III.     SECURITIES AND PRACTICES NOT OTHERWISE MENTIONED

         Any securities or practices not enumerated in Section I or Section II of these Investment Guidelines may be acquired or employed, as the case may be, but only if explicitly approved in advance by VIA.

IV.      PERFORMANCE BENCHMARK AND MONITORING CRITERIA

         The standards outlined in this section are subject to review by VIA as and when appropriate.

         A.       PERFORMANCE BENCHMARKS

                  The market benchmark for measuring investment performance for the Adviser is the STANDARD & POOR'S 500 INDEX. The Adviser is expected to outperform the benchmark net of Adviser fees over rolling three and five-year periods.

         B.       PEER GROUPS

                  VIA will develop an appropriate peer group against which to compare investment performance. The peer group will consist of other managers with a similar investment approach. The managers within the peer group will be reviewed periodically for consistency of style and may be changed as and when deemed appropriate by VIA. Such changes will be communicated to the Adviser.

                  1. The peer group will consist primarily of mutual funds, however separate account managers may be included.

                  2. VIA will track relative net-of-fee performance quarterly and evaluate performance on a trailing one, three and five-year basis.

                  3. VIA will compare the Adviser's net performance with the one-year mean return of the peer group.

                  The current peer group consists of the following managers:

                  (under review)

                                  FEE SCHEDULE
                                       FOR
                         CAPITAL GUARDIAN TRUST COMPANY

The Advisor's quarterly fee shall be calculated based on the average daily market value of the assets under management as provided by the Custodian, based on the following annual rate.

                                Growth & Income*

                    $25 million               0.55 percent
                    Next $25 million          0.40 percent
                    Over $50 million          0.23 percent

                                 International*

                    $25 million               0.75 percent
                    Next $25 million          0.60 percent
                    Next $200 million         0.43 percent
                    Over $250 million         0.38 percent

* For purposes of calculating the fee, all accounts under management will be aggregated and a fee discount shall be applied.

EXAMPLE OF FEE CALCULATION (HYPOTHETICAL AMOUNTS)

         January 1, 1999            $190,000,000      End-of-Day Market Value
         January 2, 1999            $190,678,462      End-of-Day Market Value
         January 3, 1999            $190,796,123      End-of-Day Market Value
         . . .
         March 29, 1999             $194,512,214      End-of-Day Market Value
         March 30, 1999             $194,720,978      End-of-Day Market Value
         March 31, 1999             $194,901,556      End-of-Day Market Value

         Quarterly Daily Average    $192,601,555

         $100 million               0.50 percent              $500,000
         Next $100 million          0.45 percent              $416,707
         Over $200 million          0.40 percent               -------
         Annual Fee                                           $916,707
         One-Fourth Annual Fee                                $229,177